UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	80-0629925
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

7501 Wisconsin Avenue Suite 1200 Bethesda, MD	20814
(Address of principal executive offices)	(Zip code)

Walker & Dunlop, Inc. 2010 Equity Incentive Plan

(Full title of the Plan)

William M. Walker

Chairman, President and Chief Executive Officer

7501 Wisconsin Avenue

Suite 1200

Bethesda, MD 20814

(Name and address of agent for service)

(301) 215-5500

(Telephone number, including area code, of agent for service)

Copies to:

David W. Bonser

James E. Showen

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)(4)
Common Stock, par value $0.01 per share	2,140,000	$9.57	$20,479,800	$1,461
(1)

Represents the aggregate number of shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”) reserved for issuance under the Walker & Dunlop, Inc. 2010 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar adjustment of the registrant’s outstanding shares of Common Stock.

(2)	Represents the average of the high and the low prices per share of Common Stock of the registrant as reported on the New York Stock Exchange on December 15, 2010.
(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act.
(4)

The registrant previously paid a fee in the aggregate of $13,120 in connection with the initial filing of its Registration Statement on Form S-1 (File No. 333-168535) with the Securities and Exchange Commission on August 4, 2010 and the filing of amendments on October 21, 2010 and December 1, 2010 to register the issuance and sale of shares of Common Stock with a proposed maximum aggregate offering price of $184,000,000 in connection with the registrant’s initial public offering (“IPO”). The registrant priced the IPO on December 14, 2010 and sold 10,000,000 shares of Common Stock, and may sell up to an additional 1,500,000 shares of Common Stock that may be purchased by the underwriters upon the exercise of their overallotment option at $10.00 per share. Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the entire registration fee of $1,461 due under this Registration Statement against the $4,920 that would be remaining from the registration fee paid but not used (including the exercise of the underwriters’ overallotment option) in connection with the Registration Statement on Form S-1.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Walker & Dunlop, Inc. 2010 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

The following documents, which we have previously filed with the Commission, are hereby incorporated by reference into this registration statement:

(1)          Our final prospectus, dated December 14, 2010 filed pursuant to Rule 424(b) under the Securities Act, in connection with our Registration Statement on Form S-1 (File No. 333-168535); and

(2)          The description of our Common Stock contained in our Registration Statement on Form 8-A, filed on December 9, 2010, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                     Description of Securities.

Not applicable.

Item 5.                     Interests of Named Experts and Counsel.

Not applicable.

Item 6.                     Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We obtained an insurance policy under which our directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 7.                     Exemption from Registration Claimed.

Not applicable.

Item 8.                     Exhibits.

Exhibit No.	Description
5.1	Opinion of Hogan Lovells US LLP regarding the validity of the shares of common stock registered hereby

10.1	Walker & Dunlop, Inc. 2010 Equity Incentive Plan

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

Item 9.                     Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, Maryland on December 16, 2010.

Walker & Dunlop, Inc.

By:	/s/ William M. Walker
William M. Walker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William M. Walker	Chairman, President and Chief Executive Officer and Director (principal executive officer)	December 16, 2010
William M. Walker

/s/ Deborah A. Wilson	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (principal financial officer and principal accounting officer)	December 16, 2010
Deborah A. Wilson

/s/ Howard W. Smith, III	Executive Vice President, Chief Operating Officer and Director	December 16, 2010
Howard W. Smith, III

/s/ Mitchell M. Gaynor	Director	December 16, 2010
Mitchell M. Gaynor

/s/ John Rice	Director	December 16, 2010
John Rice

/s/ Edmund F. Taylor	Director	December 16, 2010
Edmund F. Taylor

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Hogan Lovells LLP regarding the validity of the shares of common stock registered hereby

10.1	Walker & Dunlop, Inc. 2010 Equity Incentive Plan

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

23.3	Consent of Hogan Lovells LLP (included in Exhibit 5.1)